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                                VTR Capital Inc.
                                 99 Wall Street
                               New York, NY 10005

                           SUPERIOR SUPPLEMENTS, INC.
                                 500,000 Units

                           SELECTED DEALER AGREEMENT

Dear Sirs:                                                   ____________, 1997

         We, as the Underwriter named in the below referred to Prospectus (the "Underwriter") have agreed, subject to the terms and conditions of the Underwriting Agreement dated this date (the "Underwriting Agreement") to purchase from Superior Supplements, Inc. (the "Company") and PMF, Inc. (The "Selling Security Holder") at the price set forth on the cover of such Prospectus, 250,000 Units and 250,000 Units, respectively, each consisting of two (2) shares of Common Stock $.0001 par per share ("Common Stock") and two
(2) Class A Redeemable Common Stock Purchase Warrant ("Warrants") and up to an additional 75,000 Units from the Selling Security Holder, offered pursuant to an over-allotment option (collectively being called the "Units"). Each Warrant is exercisable to purchase (1) share of Common Stock. The Units and certain of the terms on which they are being purchased and offered are more fully described in the enclosed Prospectus (the "Prospectus"). Additional copies of the Prospectus will be supplied to you, in reasonable quantities upon request.

         We, as the Underwriter, are offering to certain dealers ("Selected Dealers"), among whom we are pleased to include you, part of the Units, at the public offering price less a concession of $___ per Unit. The offering to Selected Dealers is made subject to the issuance and delivery of the Units to us and their acceptance by us, to the approval of legal matters by our counsel, and to the terms and conditions hereof, and may be made by us on the basis of the reservation of Units or an allotment against subscription, or otherwise in our discretion.

         The initial public offering price of the Units is set forth in the Prospectus. With our consent, Selected Dealers may allow a discount of not in excess of $___ per Unit in selling the Units to other dealers meeting the requirements of the specifications set forth in the affirmation of dealers contained in the attached Acceptance and Order. Upon our request, you will notify us of the identity of any dealer to whom you allow such a discount and any Selected Dealer from whom you receive such a discount.

         All orders will be strictly subject to confirmation and we reserve the right in our uncontrolled discretion to reject any order in whole or in part, to accept or reject orders in the order of their receipt or otherwise, and to allot. You are not authorized to give any information or make any representation other than as set forth in the Prospectus in

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connection with the sale of any of the Units. No dealer is authorized to act as agent for the Underwriter, or for the Company or the Selling Security Holder, when offering any of the Units. Nothing contained herein shall constitute the Selected Dealers partners with us or with one another.

         Upon release by us, you may offer the Units at the public offering price, subject to the terms and conditions hereof. We may, and the Selected Dealers may, with our consent, purchase Units from and sell Units to each other at the public offering price less a concession not in excess of the concession to Selected Dealers.

         Payment for Units purchased by you is to be made at our office (or at such other place as instructed) at the public offering price, on such date as we may advise, on one day's notice to you, by certified or official bank check in New York Clearing House funds payable to our order. Delivery to you of certificates for the Common Stock and Warrants included in the Units will be made as soon as is practicable thereafter. Unless specifically authorized by us, payment by you may not be deferred until delivery of certificates to you. The concession payable to you will be paid as soon as practicable after the closing.

         This Agreement shall terminate at the close of business on the 45th day after the effective date of the Registration Statement. We may terminate this Agreement at any time prior thereto by notice to you. Notwithstanding the termination of this Agreement, you shall remain liable for your proportionate share of any transfer tax or any liability which may be asserted or assessed against us or Selected Dealers based upon the claim that the Underwriter and the Selected Dealers, or any of them, constitute a partnership, association, unincorporated business or other entity, including in each case your proportionate share of expenses incurred in defending against any such claim or liability.

         In the event that, prior to the termination of this Agreement we purchase in the open market or otherwise any Units delivered to you, you agree to repay to us for the account of the Underwriter the amount of the above concession to Selected Dealers plus brokerage commissions and any transfer taxes paid in connection with such purchase; which amounts can be withheld from the concession otherwise payable to you hereunder. Certificates for the Common Stock and Warrants included in the Units delivered on any such purchase need not be the identical certificates originally issued to you.

         At any time prior to the termination of this Agreement, you will, upon our request, report to us the number of Units purchased by you under this Agreement which then remain unsold and will, upon our request, sell to us for the account of the Underwriter the number of such unsold Units that we may designate, at the public offering price less an amount to be determined by us not in excess of the concession allowed you.

         We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering, including, without limitation, stabilization and over-allotment. We shall be under no liability to you except for our lack of good faith and for obligations assumed by us in this Agreement, except that you do not waive any


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rights that you may have under the Securities Act of 1933, as amended, (the
"1933 Act") or the rules and regulations thereunder.

         Upon application to us, we will inform you of the states and other jurisdictions of the United States in which it is believed that the Units are qualified for sale under, or are exempt from the requirements of, their respective securities laws, but we assume no responsibility with respect to your right to sell Units in any jurisdiction. We have filed a Further State Notice with respect to the Units with the Department of State of the State of New York.

         You confirm that you are familiar with Rule 15c2-8 under the Securities Exchange Act of 1934 (the "1934 Act"), relating to the distribution of preliminary and final prospectuses, and confirm that you have complied and will comply therewith (whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act). We will make available to you, to the extent made available to us by the Company such number of copies of the Prospectus as you may reasonably request for purposes contemplated by the 1933 Act, the 1934 Act, and the rules and regulations thereunder.

         Your attention is directed to Rule 10b-6 under the 1934 Act, which contains certain prohibitions against trading by a person interested in a distribution until such person has completed its participation in the distribution. You confirm that you will at all times comply with the provisions of such Rule in connection with this offering.

         Any notice from us shall be deemed to have been duly given if telephoned, and subsequently mailed or transmitted by any standard form of written tele-communication to you at the address to which this Agreement is mailed, or if so mailed or transmitted in the first instance.

         Please advise us promptly by telephone or any standard form of written telecommunication of the principal amount of Units ordered by you and confirm your agreement hereto by signing the Acceptance and Order on the enclosed duplicate hereof and returning promptly such signed duplicate copy to VTR Capital Inc., 99 Wall Street, New York, NY 10005. Upon receipt thereof, this instrument and such signed duplicate copy will evidence the agreement between us.

                                                    Very truly yours,

                                                    VTR CAPITAL INC.

                                                    By:________________________

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                             ACCEPTANCE AND ORDER

VTR Capital Inc.
99 Wall Street
New York, NY  10005

Dear Sirs:

         We hereby enter our order for ______ Units of Superior Supplements, Inc. under the terms and conditions of the foregoing Agreement.

         We agree to all the terms and conditions stated in the foregoing Agreement. We acknowledge receipt of the Prospectus relating to the above Units and we further state that in entering this order we have relied upon said Prospectus and no other statements whatsoever, written or oral. We affirm that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or (ii) a dealer with its principal place of business located outside the United States, its territories, or possessions and not registered under the Securities Exchange Act of 1934 and not eligible for membership in the NASD, who hereby agrees to make no sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein, and in making any sales, to comply with the NASD's interpretation with respect to free-riding and withholding, as well as all other pertinent interpretations of the NASD that may be applicable to us. We also affirm and agree that we will promptly re-offer any Units purchased by us in conformity with the terms of the offering and in conformity with the NASD Conduct Rules of the NASD, (including, without limitation, Rules 2730, 2740, 2420 and 2750) and all applicable Rules and Regulations promulgated under the Securities Exchange Act of 1934.

Date:                  , 1997

                                           ____________________________________
                                                 (Name of Selected Dealer)

                                           By: ________________________________
                                                   (Authorized Signature)

                                           Address: ___________________________

                                                    ___________________________

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